F-60, 65

4K-690

ARTICLES OF AMENDMENT OF

SIMMETECH INCORPORATED

The undersigned, being the sole Director named by the incorporator prior to the issuance of shares of Simmetech Incorporated, a Minnesota corporation (the "Company"), in order to amend the Articles of Incorporation of the Company under the Minnesota Business Corporation Act, Chapter 302A, hereby adopts the following Amendment to the Articles of Incorporation of the Company, effective this 15th day of August, 1983:

ARTICLE III

3.01. The aggregate number of shares of stock which this Corporation shall have the authority to issue is 5,000,000 shares.

3.02 through 3.06. Sections 3.02 through 3.06 of Article III remain unchanged.

IN WITNESS WHEREOF, the undersigned has hereunto set his signature this 15th day of August, 1983.

James E. Miles

James E. Miles

STATE OF MINNESOTA )
) ss.
COUNTY OF HENNEPIN )

646598

On this 15th day of August, 1983, before me personally appeared James E. Miles to me known to be the person described in, and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

DEANNE M. GRECO
NOTARY PUBLIC - MINNESOTA
HENNEPIN COUNTY
My Commission Expires Jan. 6, 1987

Deanne M. Greco

Notary Public

S11JCRska0928831